Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the shares of common stock of ACM Research, Inc., dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute one instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 12th day of June, 2023

SHANGHAI SCIENCE AND TECHNOLOGY VENTURE CAPITAL CO., LTD.

By: /s/ Guangda Liu
Name: Guangda Liu
Title: Authorized Representative

SHANGHAI PUDONG SCIENCE AND TECHNOLOGY INVESTMENT GROUP CO., LTD.

By: /s/ Guangda Liu
Name: Guangda Liu
Title: Authorized Representative